Exhibit 99.3

Contact:	W. Douglas Benn Chief Financial Officer (770) 399-9595
RARE HOSPITALITY INTERNATIONAL ANNOUNCES PRICING OF
$110 MILLION OF CONVERTIBLE SENIOR NOTES DUE 2026 AND
CONCURRENT SHARE REPURCHASE
ATLANTA (November 17, 2006) — RARE Hospitality International, Inc. (NASDAQ: RARE) today announced the pricing of a private offering of $110 million aggregate principal amount of its 2.50% convertible senior notes due 2026 (the “notes”). The Company has granted to the initial purchasers of the notes the option to purchase up to an additional $15 million aggregate principal amount of notes for a period of 30 days from November 16, 2006 to cover over-allotments. The Company expects to use the net proceeds from the offering to repurchase approximately 1,821,200 shares of the Company’s common stock concurrently with the closing of the offering at a price of $33.49 per share for a total of $61 million and to use the remaining proceeds for additional repurchases of shares of common stock from time to time.
Holders of these notes may convert their notes in certain circumstances prior to November 15, 2025. At any time after November 15, 2025, the notes are freely convertible at the option of the holder up to the date two business days prior to the maturity date on November 15, 2026. Upon conversion, the Company will pay cash or a combination of cash and shares of the Company’s common stock. The notes will be convertible at an initial conversion rate of 22.9690 shares per $1,000 principal amount of notes. At the initial conversion rate, the notes will be convertible into common stock at a conversion price of approximately $43.54 per share, which represents a 30% premium over the last reported sale price of the Company’s common stock on November 16, 2006, which was $33.49 per share. The initial conversion rate is subject to adjustment in certain circumstances.
Prior to November 21, 2013, the Company may not redeem the notes. On or after November 21, 2013, the Company may redeem all or a portion of the notes for cash at a redemption price equal to the principal amount plus accrued but unpaid interest, if any. On November 15, 2013, November 15, 2016, November 15, 2021, or after the occurrence of certain fundamental change transactions, holders of the notes may require the Company to repurchase all or a portion of the notes for cash at a purchase price equal to the principal amount plus accrued and unpaid interest, if any.
The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and any shares of the Company’s common stock that may be issued upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

RARE Hospitality International, Inc. currently owns, operates and franchises 329 restaurants, including 269 LongHorn Steakhouse restaurants, 26 Capital Grille restaurants and 32 Bugaboo Creek Steak House restaurants.